UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 10, 2009

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

No. 99 Wenchang Rd., Chenming Industrial Park, Shouguang City, Shandong, China 262714 (Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: +86 (536) 567-0008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors, Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2009 the Company appointed Naihui Miao to the position of Chief Operating Officer. Prior to joining the Company Mr. Miao served as Vice President of Shouguang City Commercial Trading Center Company from 1991 through January 2005. From January 2005 to March 2006 Mr. Miao was Vice President and deputy general manager of Shouguang City Yuxin Chemical Company. Since January 2006 Mr. Miao has served as Director Secretary and Vice President of Gulf Resources, Inc. where he is responsible for sales, human resources and business management.

Mr. Miao does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Miao is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Mr. Miao entered into an employment agreement with the Company on July 10, 2009. Pursuant to the terms of the employment agreement Mr. Miao will be Gulf Resources’ Chief Operating Officer, responsible for the general operations of the company. Mr. Miao will be paid a salary of $2,195 (RMB 15,000).

Item 7.01.	Regulation FD Disclosure.

On July 22, 2009, Gulf Resources, Inc., a Delaware corporation issued a press release announcing the appointment of Naihui Miao as Chief Executive Officer.  A copy of the press release is  furnished as Exhibit 10.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Gulf Resources and Naihui Miao, dated July 10, 2009.

10.2	Gulf Resources, Inc. Press Release, dated July 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer

Dated: July 22, 2009